Schedule A

FIRST INVESTORS EQUITY FUNDS

Covered Call Strategy Fund
Equity Income Fund
Global Fund
Growth & Income Fund
Hedged US Equity Opportunities Fund
International Fund
Opportunity Fund
Real Estate Fund
Select Growth Fund
Special Situations Fund
Total Return Fund

Schedule updated as of August 1, 2016